[ASI LOGO]	99.1

PRESS

RELEASE

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

MICHCON CONTRACTS WITH ANALYTICAL SURVEYS

FOR DATA MAINTENANCE SERVICES

SAN ANTONIO, Texas – July 26, 2004 – Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that DTE Energy’s subsidiary, Michigan Consolidated Gas Company (MichCon), has contracted with ASI for additional geospatial data maintenance services. As part of an ongoing partnership that has spanned more than 14 years, ASI will be an outsourcing resource for backlog work-order maintenance for the North Central, Grand Rapids and Detroit areas of the MARS (Mapping and Automated Recordkeeping System) project. Terms of the contract were not disclosed.

Mr. John Middlestead, MichCon’s manager of data integrity and technology, said, “We are pleased to continue our relationship with ASI under this data maintenance contract. Our partnership with ASI has been an excellent one and it has allowed us to creatively work together to meet MichCon’s business objectives.”

ASI will provide on-site personnel to support the project, which involves the posting of various main and service work orders using a T-1 connection that has been established at ASI’s Wisconsin facility. ASI will use MichCon’s FRAMME based MARS maintenance tools and work directly in a GIS model. The project includes approximately 109,000 work orders to be processed by the end of 2005. Mr. Hamid Akhavan, ASI’s senior vice president of operations, said, “ASI is pleased that MichCon continues to partner with us for MARS backlog work order maintenance. This project reinforces ASI’s mission to continue to build both our onsite and remote work order posting services.”

About MichCon

MichCon is one of the nation’s largest natural gas distribution companies providing full-service energy solutions to 1.2 million residential, commercial and industrial customers throughout more than 500 Michigan communities. MichCon is a wholly owned subsidiary of DTE Energy.

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About ASI

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.